Stockholm, Sweden, February 3, 2021 (NYSE: VNE and SSE: VNE-SDB)

Financial Report October - December 2020
Financial Summary - Q4'20
•Financial performance better than expectations
•Net Sales $455 million, Organic Sales[1] increase 17%
•Active Safety Net Sales increase 38%, Organic Sales increase 31%
•Operating cash flow $(77) million, $27 million improvement YoY
•Cash balance $758 million

Outlook - FY'21
•Organic Sales[1] growth YoY is expected to exceed 25%
•Active Safety Organic Sales[1] growth YoY is expected to be ~45%
•Currency translation impact is expected to be ~5%
•Operating loss is expected to improve in 2021 from 2020, Cash balance is expected to exceed $400 million at 2021 year-end
•Order intake in 2021 is expected to increase from 2020

Business Highlights and Mid-Term Targets Update
•Organic Sales out-performed the global LVP by ~15pp for the fourth quarter and ~1pp for the full year 2020
•Veoneer and Qualcomm Technologies Inc. finalized an agreement in January 2021 where the companies will collaborate on the delivery of scalable Advanced Driver Assistance Systems (ADAS), Collaborative and Autonomous Driving (AD) solutions
•Market Adjustment Initiatives (MAI) program continued to generate underlying cost structure and balance sheet improvements
•Order book at the end of 2020 was ~$14 billion, Order intake for 2020 was ~$530 million of average annual sales with lifetime sales of ~$2.6 billion where Active Safety was ~70%
•Net Sales in 2023 are expected to be approximately $2.5 billion and the Company expects to arrive to a sustainable operating profit and positive free cash flow[1] during 2023

Key Figures	Three Months Ended December 31					Twelve Months Ended December 31
Dollars in millions, (except where specified)	2020		2019		Change	2020		2019		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$455		$456		$(1)	$1,373		$1,902		$(529)
Gross Profit / Margin	$72	15.8%	$76	16.7%	$(4)	$182	13.3%	$311	16.4%	$(129)
RD&E, net / % of Sales	$(108)	(23.8)%	$(103)	(22.5)%	$(5)	$(407)	(29.7)%	$(562)	(29.6)%	$155
Operating Loss / Margin	$(77)	(17.0)%	$(72)	(15.8)%	$(5)	$(367)	(26.7)%	$(460)	(24.2)%	$93
Operating Cash Flow	$(77)		$(104)		$27	$(192)		$(325)		$133

Comments from Jan Carlson, Chairman, President and CEO
The fourth quarter saw an unfortunate resurgence of the COVID-19 pandemic. We continue to put the health and safety of our people first, reinforcing our measures that were first put in place in the beginning of the pandemic, and we believe that the global efforts and vaccinations that have now started will allow the situation to gradually improve throughout 2021.
In the fourth quarter of 2020 Veoneer saw organic growth for the first time, a pivotal moment for the company. The strong growth was driven by new launches and a stronger development of the light vehicle production than anticipated in the beginning of the quarter. We further continued our strong focus on efficiencies and financial management, which allowed us to finish the year in a stronger cash position than anticipated. Despite some initial additional launch related costs, our ability to deliver new products and technologies to recently launched vehicle platforms in the current uncertain environment was an outstanding achievement. I would like to sincerely thank everyone in Veoneer for coming together as one team and really delivering above and beyond expectations.
During 2020, we experienced dramatic declines in the vehicle production during the first half, and an unprecedented rebound in the second half. This global development, which was witnessed across multiple industries, has created serious challenges for supply of electronic components. Relatively speaking, we have managed this situation well, but we do expect the tightness in supply to affect the global light vehicle production during the first half of 2021. Currently, the effects are difficult to quantify, and we monitor and manage this situation daily.
During the fourth quarter we negotiated, and in January finalized an agreement with Qualcomm to build a world leading solution in ADAS and AD, which we anticipate will be ready for commercial launches in 2024. To build this business we have created Arriver™, our new software unit and brand which will be fully focused on further developing perception, fusion and drive policy software for the next generation cars. It builds on more than a decade of experience in Active Safety development and for drive policy software on previous cooperation with Volvo Cars (VCC) in the Zenuity joint venture. It will deliver an open, scalable and flexible architecture solution running on Qualcomm’s next generation Snapdragon Ride™ System on a Chip (SoC) platform. Our joint expectation is to create a leading ADAS and AD solution, which over time, will form the core of one of the leading ecosystems for automation in our industry. With Qualcomm having the lead go-to-market responsibility, we are already receiving very positive feedback from initial presentations to vehicle OEMs and Tier 1 automotive suppliers.
The trend of a changing automotive industry is stronger than ever. Veoneer is right in the middle of this development and we have recently taken critical steps to position our company for the future. We have divested our brake control business, dissolved our joint venture with VCC, and now created Arriver™. Additionally, we are revisiting our Lidar strategy as we see rapid changes in the core technology development and see several new opportunities in the future for Veoneer as a system integrator and industrialization partner for new Lidar startups.
With health and safety as our first priority, our focus remains to be on flawless daily execution, winning new profitable business and building a world leading technology portfolio.

An earnings conference call will be held today, Wednesday, February 3, 2021 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. [1]For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures on page 9.

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Financial Overview for the Quarter
Sales by Product
Net Sales	Three Months Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020	2019	U.S. GAAP Reported		Currency		Divestitures		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	221	205	16	8	8	4	—	—	8	4
Active Safety	212	154	58	38	10	7	—	—	48	31
Brake Systems	13	97	(84)	(86)	3	3	(87)	(89)	—	(4)
Other	9	—	9	—	—	—	—	—	9	—
Total	$455	$456	$(1)	—%	$21	5%	$(87)	(19)%	$65	17%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter of $455 million remained virtually unchanged as compared to 2019. The organic sales[1] growth of 17% and the net currency translation effects of 5% were essentially offset by the Brake Systems divestitures impact of 19%. Our organic sales developed better than we expected at the beginning of the quarter, mainly due to a relatively strong underlying global LVP.
According to IHS Markit, the global LVP increased approximately 2% for the quarter as compared to 2019. This increase, an approximately 90 million annual run rate, was primarily driven by production in China. This increase was also 5pp better than the 3% decline that was expected at the beginning of the quarter.
Restraint Control Systems - Net sales for the quarter of $221 million increased by 8% as compared to 2019. The organic sales growth of 4%, approximately two times the global LVP increase, was mainly due to volume increases in Europe and China.

Active Safety - Net sales for the quarter of $212 million increased by 38% as compared to 2019. This increase was primarily driven by the organic sales increase of 31%. This exceptional growth was primarily driven by new program launches across the product portfolio in Europe, North America, China and Japan.
Strong volume demand for mono, stereo and thermal camera systems, radar and ADAS ECUs on several models, and across multiple customers drove the increase in organic sales. This CPV and volume growth was partially offset by the negative effect of the phase-out of mono-vision programs with BMW.
Brake Systems and Other - The combined net sales for the quarter of $22 million declined by $75 million as compared to 2019. This decline was due to the Brake Systems divestitures impact of $87 million. The Brake Systems sales of $13 million are related to the Honda legacy business and $9 million of Other sales are Brake ECUs to ZF.

Income Statement
Gross Profit - Gross profit for the quarter of $72 million was $4 million lower as compared to 2019. The positive volume and product mix effects, which drove the organic sales growth, were somewhat mitigated by launch costs. Net currency effects of approximately $2 million and the Brake Systems divestitures impact of $(13) million more than offset the organic sales growth benefit.
Operating Loss - Operating loss for the quarter of $77 million increased by $5 million as compared to 2019. The Brake Systems divestitures impact was $16 million while net currency effects were $(7) million.
RD&E, net of $108 million increased $5 million for the quarter as compared to 2019, including an $11 million increase related to Zenuity and $20 million above normal engineering reimbursements in 2019. The Brake Systems divestitures impact was $19 million while the underlying cost and reimbursements improved approximately $10 million.
The SG&A expense of $41 million for the quarter remained unchanged as compared to 2019. The Brake Systems divestitures impact of $5 million was offset by higher IT and associate related costs.
Other income and amortization of intangibles combined were $4 million favorable for the quarter as compared to 2019 mainly due to lower amortization of intangibles and a capital equipment recovery.

Net Loss - Net loss for the quarter of $91 million improved by $2 million as compared to 2019 primarily due to the $19 million decrease in the equity method investment loss related to the separation of the Zenuity JV.
The interest, net and other non-operating items, net combined for the quarter were $8 million worse as compared to 2019, mainly due to a lower cash balance and a decline in interest rates.
Income tax expense of $6 million for the quarter was $4 million higher as compared to 2019. This increase is mainly due to discrete tax items of $3 million.
The non-controlling interest was $3 million higher for the quarter as compared to 2019 due to the VNBS-Asia divestiture in February 2020.
Loss per Share - The loss per share of $0.82 for the quarter improved by $0.05 per share as compared to a loss of $0.87 per share in 2019. This improvement was primarily driven by the combined operating loss and equity method investment improvement of $0.17 per share.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $77 million during the fourth quarter was $27 million lower as compared to 2019. The improvement was mainly driven by certain timing effects related to net working capital[1].
Net cash used in investing activities - Net cash used in investing activities of $19 million during the fourth quarter was $48 million lower as compared to 2019. This improvement was mainly due to $26 million lower investments in Zenuity and lower capital expenditures.
Cash flow before financing activities[1] - The cash flow before financing activities of $(96) million for the fourth quarter improved from $(171) million in 2019. This result was better than our expectations at the beginning of the quarter.

Net Working Capital[1] - Net working capital change for the fourth quarter of $(20) million was $35 million better as compared the same period in 2019 due to accounts receivable and accounts payable.
Capital Expenditures - Capital expenditures of $21 million for the fourth quarter decreased by $24 million as compared to 2019 mainly due to lower investments in the brake systems segment, facility expansions and engineering related IT.
Cash and cash equivalents - Cash and cash equivalents of $758 million decreased by $88 million during the fourth quarter. This result was better than expected to due to the strong operating cash flow performance and lower than expected capital expenditures.

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Financial Overview Year to Date
Sales by Product
Net Sales	Twelve Months Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020	2019	U.S. GAAP Reported		Currency		Divestitures		Organic[1]
	$	$	Chg. $	Chg. %	$	%	$	%	$	%
Restraint Control Systems	670	822	(152)	(19)	3	—	—	—	(155)	(19)
Active Safety	624	708	(84)	(12)	10	1	—	—	(94)	(13)
Brake Systems	70	372	(302)	(81)	4	1	(292)	(78)	(14)	(24)
Other	9	—	9	—	—	—	—	—	9	—
Total Net Sales	$1,373	$1,902	$(529)	(28)%	$17	1%	$(292)	(15)%	$(254)	(16)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Net sales for the full year of 2020 declined by 28% to $1,373 million as compared to 2019. Organic sales[1] declined by 16% as compared to the 17% decline in global LVP for the same period. The net currency translation effect was 1% while the remainder of the sales decline was due to the Brake Systems divestitures impact of 15%.
During the full year of 2020, excluding Brake Systems and Other, organic sales declined in North America by 26%, Europe by 13% and Asia by 8%, primarily due to the negative impact of the COVID-19 pandemic and certain customer launch delays. These negative effects mostly impacted North America and Europe from mid-March through May and Asia from February through mid-April.
Restraint Control Systems - Net sales for the full year of 2020 decreased by 19% to $670 million as compared to 2019. The organic sales decline was due to lower volumes in North America, China and South Korea, where we have a temporary phase-out of our products on certain vehicle models, and lower underlying LVP.

Active Safety - Net sales for the full year of 2020 decreased by 12% to $624 million as compared to 2019. This decline was driven by net currency translation effects of 1% while organic sales declined by 13%. The fourth quarter in 2020 was the inflection point for a return to organic sales growth in the Active Safety product area.
Strong demand for mono, stereo and night vision (thermal sensing) systems and ADAS ECUs on several models drove an increase in organic sales. This growth was more than offset by the negative product mix impact from 24GHz to 77GHz radar technology and the phase-out of mono vision cameras on certain BMW models.
Brake Systems and Other - Net sales for the full year of 2020 decreased by $293 million to $79 million as compared to 2019. The impact of the Brake Systems divestitures was 78% or $292 million. Approximately $45 million of the Brake Systems sales are related to the Honda legacy business and Other sales of $9 million are Brake ECUs.

Income Statement
Gross Profit - Gross profit of $182 million for the full year of 2020 was $129 million lower as compared to 2019. The main contributors were the global LVP decline and volume and product mix effects which caused the lower organic sales. The Brake Systems divestitures impact was $(43) million and the net currency effects were $3 million.
Operating Loss - Operating loss of $367 million for the full year of 2020 decreased by $93 million as compared to 2019 despite the sales drop due to the COVID-19 pandemic. The Brake Systems divestitures impact was $32 million while the net currency effects were $(4) million.
RD&E, net of $407 million for the full year 2020 improved by $155 million as compared to 2019, due to $60 million of higher than normal engineering reimbursements and lower gross costs. The Brake Systems divestitures benefit was $48 million while additional Zenuity associates partially offset these benefits by $21 million.
SG&A expense of $165 million for the full year 2020 improved $24 million as compared to 2019, due to lower consultancy, IT and associate related costs. The Brake Systems divestitures benefit was $17 million.
Other income and amortization of intangibles combined improved $43 million for the full year 2020 as compared to 2019 mainly due to lower amortization of intangibles, also including $13 million related to the VNBS-Asia divestiture, a $20 million recovery from NK and a $10 million recovery related to an IP license sold to VCC.

Net Loss - Net loss of $544 million for the full year 2020 increased by $22 million as compared to 2019. The $(91) million net effect of the divestiture gain on VNBS-Asia and impairments of VBS-US and the Zenuity JV split were more than offset by the combined operating loss and equity method investment improvement of $124 million.
Interest, net for the full year 2020 was $(19) million as compared to 2019, due to higher interest expense related to the convertible debt of $7 million and lower cash level yielding lower interest income. Other non-operating items, net increased $5 million due to currency losses.
Income tax expense of $32 million for the full year 2020 was $31 million higher as compared to 2019. This change is mainly due to $23 million of tax expense on the VNBS-Asia divestiture and the $10 million benefit on the convertible debt in 2019.
Non-controlling interest for the full year 2020 was $23 million lower as compared to 2019 due to the Brake Systems divestiture during Q1'20.
Loss per Share - Loss per share of $4.89 for the full year 2020 improved by $0.03 as compared to 2019. The lower operating loss and equity method investments combined of $1.11 per share was partially offset by the combined effects of non-cash items from the VNBS-Asia divestiture gain, VBS-US impairment and Zenuity impairment of $(0.82) per share. The share count increase in 2019 reduced the loss for full year 2020 by $0.54 per share.

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Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $192 million for the full year of 2020 improved $133 million as compared to 2019 due to the strong working capital performance and lower net loss when considering the non-cash loss on divestitures.

Net Working Capital[1] - Net working capital of $(97) million decreased by $100 million during the full year of 2020 primarily due to a reduction in inventories, net and increases in accounts payable and accruals.

Net cash provided by investing activities - Net cash provided by investing activities of $85 million during the full year of 2020 increased by $350 million as compared to 2019 due to lower capital expenditures and proceeds from divestitures.

Capital Expenditures - Capital expenditures of $91 million, or 7% of sales, for the full year of 2020 decreased by $122 million as compared to 2019 mainly due to lower investments in the Brake Systems segment, facility expansions and engineering related IT.

Cash flow before financing activities[1] - The cash flow before financing activities of $(107) million for the full year of 2020 improved $483 million as compared to 2019 due to the improved operating cash flow performance, lower capital expenditures and divestiture proceeds.

Shareholders Equity - Shareholders equity, including non-controlling interest, at the end of 2020 of $1,239 million decreased by $579 million during 2020 due to the VNBS-Asia divestiture and increase in the accumulated deficit.

Deliveries per Quarter (units 000's)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Restraint Control Systems	4,290	2,727	2,316	3,651	3,965
Active Safety	2,491	2,030	852	1,876	1,798

Associates		December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
TOTAL		7,543	7,433	7,095	7,571	8,874
Whereof:	Direct Manufacturing	1,452	1,370	1,130	1,326	2,002
	RD&E	4,476	4,454	4,404	4,590	4,907
	Temporary	1,359	1,258	1,031	1,166	1,396

Associates, net increased by 110 to 7,543 during the quarter as compared to 7,433 in the previous quarter.
The increase was mainly attributable to temporary associates increases of 101 reflecting the uncertain macro environment. The direct labor increase of 82 associates reflects the strong sequential increase in organic sales mainly to support new product and customer launches as these volumes ramp-up. RD&E associates increased slightly to support new development projects.

Associates, net decreased by 1,331 to 7,543 from 8,874 during the full year 2020. The Brake Systems divestitures effect on the decline was approximately 1,400 associates.
The underlying Veoneer increase of 69 associates, excluding the effect of divestitures, during the full year 2020 was mainly due to the addition of approximately 225 associates from the Zenuity split and was partially offset by underlying reductions primarily as a result of our MAIs program and engineering efficiency improvements.

2021 Outlook and Mid-term Targets Update
The macro-economic environment remains very uncertain, mainly due to the global supply chain challenges created as a result of the COVID-19 pandemic. These global supply chain shortages have led multiple OEM customers to reduce their production schedules on short notice, which in turn makes the global LVP very difficult to forecast. Due to this fluid situation, we believe the latest IHS Markit production forecast may be optimistic for the first quarter of 2021. Our indication for the first quarter of 2021 is that our organic sales[1] are expected to out-perform the global LVP as compared to the same quarter in 2020 and sequentially from the fourth quarter in 2020 also out-perform the global LVP.
For the full year 2021, we expect our Organic Sales growth to exceed 25% and a currency translation, net increase of 5%, both as compared to 2020. Also for full year 2021, we estimate Active Safety organic sales growth to be approximately 45%. We anticipate positive leverage on this organic sales growth during 2021 to improve our gross margin, however, this leverage improvement is expected to be more weighted toward the second half of 2021.
The current RD&E, net run rate, after the completion of various MAI program initiatives, is now expected to be in the range of $110 to $120 million per quarter as we head into 2021, while capital expenditures and depreciation are expected to be approximately $100 million and $115 million, respectively, for the full year 2021. As a result of these underlying assumptions, we expect our operating loss for the full year 2021 to improve as compared to 2020, and we expect our cash balance to be more than $400 million at 2021 year-end. We also expect our operating loss and cash flow performance to improve sequentially during 2021.
Veoneer expects its order intake in terms of annual average sales and lifetime sales to increase in 2021 as compared to 2020.
Looking beyond 2021 to our mid-term targets, we expect Veoneer's strong organic sales to continue and now expect net sales to be approximately $2.5 billion in 2023, based on our strong order intake over the last several years and order book of approximately $14 billion. The Company expects to arrive to a sustainable operating profit and positive free cash flow[1] during 2023.

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Key Ratios	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions, (except where specified)	2020	2019	2020	2019	2018
Gross Margin % [1]	15.8	16.7	13.3	16.4	19.3
SG&A %	(9.0)	(9.1)	(12.0)	(9.9)	(7.0)
RD&E %	(23.8)	(22.5)	(29.7)	(29.6)	(20.9)
Operating Margin % [2]	(17.0)	(15.8)	(26.7)	(24.2)	(8.8)
Depreciation and Amortization %	(6.7)	(5.5)	(7.5)	(6.1)	(5.0)
EBITDA % [3]	(10.3)	(10.3)	(19.2)	(18.1)	(3.9)
Capital Expenditures %	(4.6)	(9.8)	(6.6)	(11.2)	(8.4)
Net Working Capital [4]	$(97)	$3	$(97)	$3	$42
Operating Cash flow [5]	$(77)	$(104)	$(192)	$(325)	$(179)
Shareholders’ Equity [6]	$1,239	$1,729	$1,239	$1,729	$1,826
Cash and Cash Equivalents	$758	$859	$758	$859	$864
Weighted average number of shares outstanding [6]	111.61	111.40	111.56	101.62	87.16
Net loss per share – basic [7]	$(0.82)	$(0.87)	$(4.89)	$(4.92)	$(3.17)
Total Shareholders’ Equity per share	$11.10	$15.52	$11.11	$17.01	$20.94
Number of Associates at period-ending [8]	6,184	7,478	6,184	7,478	7,271
Number of Total Associates at period-ending [9]	7,543	8,874	7,543	8,874	8,600
Days Receivables Outstanding [10]	53	46	57	52	76
Days Inventory Outstanding [11]	27	29	35	29	26
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 9. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

COVID-19 Commentary
The COVID-19 pandemic continues to cause significant uncertainty in the global economy. This includes the automotive industry and the global LVP for 2021 and the upcoming years ahead, which are dependent on underlying consumer demand.
As our OEM customers recovered to more normal volumes, or higher than normal volumes in certain countries, we have returned to higher production levels as well. The health and safety of our associates continues to be our first priority, and we are taking the necessary actions to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.
During the fourth quarter, our customers in Europe and North America generally stabilized their production, after most factories had been idled, or running on very reduced schedules, during the latter part of the first quarter and the early part of the second quarter. However, during the fourth quarter, we experienced an even stronger increase in production ramp-ups by our customers in China, while the production in other Asian vehicle producing countries has stabilized from the initial recovery during the second quarter of 2020. The strong customer call-offs in China have continued into the first quarter of 2021 and continue to create challenges in the supply chain for certain key components in our restraint control business.
We believe our latest planning assumptions, primarily based on our customer call-offs and forecasts, reflect a lower global LVP for Q1'21 due to the fact that we foresee more customer production interruptions, due to global supply base constraints, than reflected in the latest IHS Markit projections as of January 18, 2021. The latest IHS Markit forecast indicates a YoY LVP increase of approximately 14% for Q1'21 and a 13% sequential decline from Q4'20. We continue to monitor the global supply base very closely as well as the overall COVID-19 pandemic situation for potential impacts to our business.
For 2020 and the upcoming years, the most important driver for Veoneer’s business is new customer and technology launches, which should drive significant out-performance as compared to the global LVP.
As noted in our 2020 results, in response to the pandemic, the Company continues to extend its MAIs to further mitigate the impact of the pandemic on its cash flow and operating results. The actions taken by the Company to mitigate the impact, including reducing its annual RD&E, net by more than $100 million and other expenses while reducing the Company's operating loss and conserving cash in 2020, resulted in a cash balance of $758 million for the year-ending 2020.

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Other Topics and Events
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - As a result of the completion of its strategic initiatives during 2020, Veoneer is organized according to one product area Safety Electronics, which includes Restraint Control Systems and Active Safety. The Company continues to sell legacy Brakes Systems to Honda as well as component Brake ECUs to ZF. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production.
Carve-Out Reporting - The Veoneer financial results for the first half of 2018 have been prepared from the financial records of Autoliv, Inc. under specific carve-out basis accounting rules.
Reporting Tables - Values in tables and other compilations have been rounded separately, therefore minor rounding differences may occur.
Accounting for Leases - Veoneer adopted ASU 2016-02, Leases (Topic 842), effective January 1, 2019, which is intended to increase transparency and comparability among organizations by recognizing lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The impact from the adoption of the standard was approximately $3 million for the full year of 2019 and $1 million in 2020.
Next Report - The next Veoneer earnings report for the first quarter of 2021 is planned for Thursday, April 22, 2021.
CMD - Veoneer intends to host a CMD during the third quarter 2021 to provide an update on our longer-term strategy, technology roadmap and financial progress.
Contacts: Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com and Ray Pekar - VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.

October 26 - Veoneer announced that it was named the FCA 2019 Electrical Supplier of the Year.
November 4 - Veoneer appointed Ray Pekar as CFO who will be replacing Mats Backman as of March 1, 2021.
December 14 - Veoneer announced the introduction of the world's most advanced thermal sensing system on the new 2021 Cadillac Escalade.
December 17 - Veoneer appointed Giuseppe Rosso as acting CTO replacing Nishant Batra.
December 22 - Veoneer announced that Giuseppe Rosso, acting CTO, has been appointed the new chairman of the Autonomous Vehicle Computing Consortium.
January 7 - Veoneer announced its order book at the end of 2020 is estimated to be approximately $14 billion. Lifetime sales of the 2020 order intake is estimated to be $2.6 billion where the average annual sales of the order intake is estimated to be approximately $530 million.
January 20 - Veoneer announced that it will hold its annual meeting of shareholders virtually on May 10, 2021.
January 25 - Veoneer was notified by an AV customer of a project cancellation due to a change in their core Lidar technology. This decision is reflected in Veoneer's current outlook, mid-term targets and order book.
January 26 - Veoneer announced it has finalized an agreement with Qualcomm Technologies Inc. where the companies will collaborate on the delivery of scalable ADAS, Collaborative and AD solutions.
Definitions: AD - Autonomous Driving, ADAS - Advanced Driver Assistance Systems, AV (Autonomous Vehicle), AVCC - Autonomous Vehicle Computing Consortium, CPV - Content per Vehicle, CMD - Capital Markets Day, ECU - Electronic Control Unit, JV - Joint Venture, LTM - Last Twelve Months, LVP - Light Vehicle Production according to IHS Markit, OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, PP - Percentage Points, RCS (Restraint Control Systems), TAM (Total Addressable Market), VNBS JV - Veoneer Nissin Brake Systems Joint Venture, VCC - Volvo Car Corporation, YoY - Year over Year.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Wednesday, February 3, 2021. Inquiries - Company Corporate website www.veoneer.com.
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Safe Harbor Statement
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: general economic conditions; cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; further decreases in light vehicle production; impact of COVID-19 on our customers and their production and product launch schedules; impact of COVID-19 on the Company’s financial condition, business operations and liquidity; impact of COVID-19 on our suppliers and availability of components for our products; the development and commercial success of the software and integrated platform contemplated by the agreement with Qualcomm Technologies; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; our ability to share RD&E costs with our customers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions, (except per share data)	2020	2019	2020	2019	2018 [3]
Net sales	$455	$456	$1,373	$1,902	$2,228
Cost of sales	(383)	(380)	(1,191)	(1,591)	(1,798)
Gross profit	72	76	182	311	430
Selling, general & administrative expenses	(41)	(41)	(165)	(189)	(156)
Research, development & engineering expenses, net	(108)	(103)	(407)	(562)	(466)
Amortization of intangibles	(2)	(3)	(6)	(20)	(23)
Other income / (expense), net	2	(1)	29	—	18
Operating loss	$(77)	$(72)	$(367)	$(460)	$(197)
Gain on divestiture and assets impairment charge, net	—	—	(91)	—	—
Loss from equity method investment	—	(19)	(39)	(70)	(63)
Interest income / (expense), net	(4)	1	(11)	8	6
Other non-operating items, net	(4)	(1)	(4)	1	—
Loss before income taxes	$(85)	$(91)	$(512)	$(521)	$(253)
Income tax benefit / (expense)	(6)	(2)	(32)	(1)	(42)
Net loss [1]	$(91)	$(93)	$(544)	$(522)	$(294)
Less: Net loss / (income) attributable to non-controlling interest	—	3	1	(22)	(19)
Net loss attributable to controlling interest	$(91)	$(96)	$(545)	$(500)	$(276)
Net loss per share – basic [2]	$(0.82)	$(0.87)	$(4.89)	$(4.92)	$(3.17)
Weighted average number of shares outstanding [2]	111.61	111.40	111.56	101.62	87.16
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

Page 7 of 9                                                    03 February 2021

Consolidated Balance Sheet	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2018
Dollars in millions
Assets
Cash & cash equivalents	$758	$846	$851	$970	$859	$864
Short-term investments	—	—	—	—	—	5
Receivables, net	292	245	206	216	253	376
Inventories, net	134	124	132	135	144	172
Related party receivables	9	6	8	6	11	64
Prepaid expenses and contract assets	36	32	29	36	47	39
Other current assets	15	20	17	18	18	22
Current assets held for sale	—	—	17	26	317	—
Total current assets	$1,244	$1,273	$1,260	$1,407	$1,649	$1,543
Property, plant & equipment, net	431	413	406	395	473	499
Right of use assets, operating lease	89	86	93	96	100	—
Equity method investment	144	129	74	79	87	101
Goodwill	317	314	290	289	290	291
Intangible assets, net	21	22	11	12	17	102
Deferred tax assets	6	6	6	7	7	11
Investments	9	9	9	10	9	8
Other non-current assets	27	27	28	26	111	78
Total assets	$2,288	$2,279	$2,177	$2,321	$2,743	$2,632
Liabilities and equity
Accounts payable	$257	$223	$131	$233	$233	$369
Related party payables	2	1	1	2	3	16
Accrued expenses	232	230	200	198	192	193
Income tax payable	25	28	28	26	7	9
Related party short-term debt	16	14	—	1	1	—
Other current liabilities	55	51	63	40	37	48
Current liabilities held for sale	—	—	6	7	118	—
Total current liabilities	$587	$547	$429	$507	$591	$636
4% Convertible Senior Notes due 2024	170	167	165	163	160	—
Pension liability	20	18	17	17	17	20
Deferred tax liabilities	12	10	11	13	13	13
Operating lease non-current liabilities	71	68	75	78	82	—
Financial lease non-current liabilities	46	42	38	34	33	1
Related party long-term debt	115	103	—	—	—	—
Other non-current liabilities	28	26	28	27	29	37
Total non-current liabilities	$462	$434	$334	$332	$334	$70
Equity
Common stock	111	111	111	111	111	87
Additional paid-in capital	2,349	2,349	2,347	2,345	2,343	1,938
Accumulated deficit	(1,226)	(1,135)	(1,003)	(914)	(681)	(181)
Accumulated other comprehensive income (loss)	5	(27)	(41)	(60)	(44)	(19)
Total Equity	$1,239	$1,298	$1,414	$1,482	$1,729	$1,826
Non-controlling interest	—	—	—	—	89	101
Total Equity and non-controlling interest	1,239	1,298	1,414	1,482	1,818	1,927
Total liabilities, Equity and non-controlling interest	$2,288	$2,279	$2,177	$2,321	$2,743	$2,632

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Consolidated Cash Flow Statement	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2020	2019	2020	2019	2018
Operating activities
Net loss	$(91)	$(93)	$(544)	$(522)	$(294)
Depreciation and amortization	30	25	103	115	111
Gain on divestiture and assets impairment charge, net	—	—	91	—	—
Other, net	16	17	61	58	54
Contingent consideration write-down	—	—	—	—	(14)
Change in operating assets and liabilities	(32)	(53)	97	24	(36)
Net cash used in operating activities [1]	$(77)	$(104)	$(192)	$(325)	$(179)
Investing activities
Net decrease in related party notes receivable	—	—	—	—	76
Capital expenditures	(21)	(45)	(91)	(213)	(188)
Proceeds from Divestitures	—	—	198	—	—
Equity method investment	—	(26)	10	(58)	(71)
Short-term investments	—	—	—	5	(5)
Long-term investments	2	2	1	(1)	—
Proceeds from sale of property, plant and equipment	—	2	10	2	4
Acquisition of intangible assets	—	—	(10)	—	(1)
Acquisition of business and interest in affiliates, net of cash paid	—	—	(33)	—	—
Net cash provided by / (used) in investing activities	$(19)	$(67)	$85	$(265)	$(185)
Financing activities
Issuance of Common Stock	—	(2)	—	403	—
(Repayment of) / proceeds from long-term debt	—	4	(1)	210	—
(Repayment of) / proceeds from short-term debt	(1)	—	(3)	22	—
Dividend paid to non-controlling interest	—	—	(5)	—	—
Net (decrease) / increase in related party short-term debt	—	—	—	1	1
Cash provided at separation from Former Parent	—	—	—	—	980
Net transfers from Former Parent	—	—	—	—	294
Net (decrease) / increase in related party long-term debt	—	—	—	—	(49)
Net cash provided by / (used) in financing activities	$(1)	$2	$(9)	$636	$1,226
Effect of exchange rate changes in cash [2]	9	1	15	(16)	2
(Decrease) / Increase in cash and cash equivalents	$(88)	$(168)	$(101)	$30	$864
Cash and cash equivalents at beginning of period	846	1,062	859	864	—
Less: Cash and cash equivalents at end of period, Assets Held for Sale	—	(35)	—	(35)	—
Cash and cash equivalents at end of period [3]	$758	$859	$758	$859	$864
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents, [3] Excluding Cash in Assets Held for Sale of $35 million.

Page 9 of 9                                                    03 February 2021

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. The Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The tables below provide reconciliations of net income (loss) to EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. The Company also uses in this report free cash flow a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities less capital expenditures. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital, cash flow before financing activities and free cash flow.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2020	2019	2020	2019	2018
Net Loss	$(91)	$(93)	$(544)	$(522)	$(294)
Gain on divestiture and assets impairment charge, net	—	—	91	—	—
Depreciation and amortization	30	25	103	115	111
Loss from equity method investment	—	19	39	70	63
Interest and other non-operating items, net	8	—	16	(9)	(7)
Income tax expense / (benefit)	6	2	32	1	42
EBITDA	$(47)	$(47)	$(263)	$(345)	$(87)

Working Capital to Net Working Capital	December 31, 2020	December 31, 2019	September 30, 2020	September 30, 2019	December 31, 2018
Dollars in millions
Total current assets	$1,244	$1,649	$1,273	$1,602	$1,543
less Total current liabilities	587	591	547	613	636
Working Capital	$657	$1,058	$726	$989	$907
less Cash and cash equivalents	(758)	(859)	(846)	(1,062)	(864)
less Short-term debt	4	3	3	21	—
less Net of Assets and Liabilities held for sale	—	(199)	—	—	—
Net Working Capital	$(97)	$3	$(117)	$(52)	$42

Cash Flow before Financing Activities	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2020	2019	2020	2019	2018
Net cash provided by / (used in) Operating Activities	$(77)	$(104)	$(192)	$(325)	$(179)
plus Net cash provided by/ (used) in Investing Activities	(19)	(67)	85	(265)	$(185)
Cash flow before Financing Activities	$(96)	$(171)	$(107)	$(590)	$(364)

Free Cash flow	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2020	2019	2020	2019	2018
Net cash provided by / (used in) Operating Activities	$(77)	$(104)	$(192)	$(325)	$(179)
less Capital expenditures	(21)	(45)	(91)	(213)	(188)
Free Cash flow	$(98)	$(149)	$(283)	$(538)	$(367)

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